POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that I hereby appoint LAURIE B. KEATING, BRUCE LEICHER, JOEL S. GOLDBERG and JEAN L. ERNST, each of them acting singly, my true and lawful attorney-in-fact with full power of substitution, for me and in my name, place and stead, to sign on my behalf any and all forms required to be filed pursuant to federal securities laws by virtue my position with and my ownership of securities in MILLENNIUM PHARMACEUTICALS, INC. and its affiliated companies, as may be required or appropriate, from time to time, and to file the same with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as I might or could do in person, hereby verifying and confirming all that each said attorney-in-fact or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         This Power of Attorney shall continue in effect until revoked by me in a writing to the above-named attorneys-in-fact, and each said attorney-in-fact shall be entitled to rely upon this Power of Attorney until receipt by him or her of said written revocation.


Date:  June 15, 2005                                 /s/ ROBERT F. FRIEL
                                                     Robert F. Friel